Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

By and Among

GREENFIELD ONLINE, INC.

and

THE DOHRING COMPANY

and

DOUG C. DOHRING

Dated as of August 18, 2004

ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 18th, 2004, is by and among GREENFIELD ONLINE, INC., a Delaware corporation having its principal offices located at 21 River Road, Wilton, Connecticut 06897 (“Buyer”) and THE DOHRING COMPANY, a California corporation, having its principal offices located at 412 West Broadway, Third Floor, Glendale, CA 91204 (“Seller”) and, solely for purposes of Section 9.7 hereof, DOUG C. DOHRING (“Shareholder”).

R E C I T A L S

     A. WHEREAS, Seller owns and operates a survey business with a database of individuals who are sent email communications through OpinionSurveys.com (the “Business”), and owns the domain name OpinionSurveys.com which is used in connection with the Business; and

     B. WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the assets, properties and rights of the Business, other than the Excluded Assets (as defined below), pursuant to this Agreement, for purposes of Seller operating an online survey research business with the Transferred Assets (as defined below).

A G R E E M E N T

     NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows.

ARTICLE I

DEFINITIONS

     1.1 Definitions. Unless the context specifically requires otherwise, capitalized terms used in this Agreement shall have the meaning specified below:

          “2003 Audit Report” has the meaning as set forth in Section 5.6 hereof.

          “2003 Audited Balance Sheet” has the meaning as set forth in Section 3.5(a) hereof.

          “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.

          “Agreement” has the meaning as set forth in the preamble hereto.

          “Applicable Law” means any U.S. federal law, common law, ordinance, policy, guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, permit or other requirement of any federal Governmental Authority and, in the case of the Seller, any thereof arising under the laws of the State of California, and in the case of Buyer, any thereof arising under the laws of the State of Connecticut.

          “Business” has the meaning as set forth in the recitals hereto.

          “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

          “Buyer” has the meaning as set forth in the preamble hereto.

          “Buyer Disclosure Schedule” has the meaning as set forth in Article IV hereof.

          “Buyer Indemnitees” has the meaning as set forth in Section 9.1 hereof.

          “Closing” has the meaning as set forth in Section 2.7(a) hereof.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Commission” has the meaning as set forth in Section 5.6 hereof.

          “Copyrights” has the meaning as set forth in Section 3.14(a) hereof.

          “Damages” means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement (net of insurance proceeds actually received), including reasonable costs, fees and expenses of attorneys, accountants and other agents of such Person.

          “Debt” means (a) any indebtedness of Seller, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing capitalized lease obligations, (b) any balance deferred and unpaid of the purchase price of any property, if and to the extent any of the foregoing indebtedness (other than letters of credit) would appear as a Liability upon a balance sheet of Seller prepared in accordance with GAAP, but excluding trade accounts payable incurred in the ordinary course of business, (c) all indebtedness of others secured by a Lien on any asset of Seller (whether or not such indebtedness is assumed by Seller) (d) any amounts (including cash, discounts, services or merchandise) due or accrued for payment or delivery to members of the Panel, and (e) to the extent not otherwise included by clauses (a) through (d), any guaranty by Seller of any indebtedness of any other Person.

          “Domain Names” means the domain names OpinionSurveys.com and OpinionSurvey.com.

          “Environment” means any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface, subsurface strata, river sediment, plant or animal life, natural resources, workplace or real property (and the physical buildings, structures, improvements and fixtures on such real property).

          “Environmental Law” means all Applicable Laws relating to Hazardous Substances, toxic torts, occupational health and safety, or the environment and any requirements promulgated pursuant to such Applicable Laws.

          “Environmental Liabilities” means all Liabilities of a Person (whether such Liabilities are owed by such Person to Governmental Authorities, third parties, or otherwise) whether currently in existence or arising hereafter that arise under or relate to any Environmental Law.

          “Exchange Act” has the meaning as set forth in Section 5.6 hereof.

          “Excluded Assets” means all of Seller’s assets other than the Transferred Assets.

          “Excluded Liabilities” has the meaning as set forth in Section 2.3 hereof.

          “Financial Statements (Audited, Unaudited, and Stub-Period, as applicable)” has the respective meaning as set forth in Section 3.5(a) hereof.

          “GAAP” means generally accepted accounting principles in the United States as in effect on the date hereof and applied on a consistent basis.

          “Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

          “Hazardous Substance” means any substance or material: (a) the presence of which requires Remediation or, solely on account of its presence, investigation under any Environmental Law; (b) the generation, storage, treatment, release, emission, transportation, disposal, Remediation, removal, handling or management of which is regulated by any Environmental Law; (c) that is defined as a “solid waste,” “pollutant or contaminant,” “hazardous waste” or “hazardous substance” under any Environmental Law; (d) that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyl (PCBs) or asbestos; (e) the presence of which causes a nuisance or other tortious condition; (f) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated by any Governmental Authority having or asserting jurisdiction over the Seller or the Business; or (g) the presence of which poses a hazard to the health or safety of Persons.

          “Indemnifying Party” means: (a) with respect to any Buyer Indemnitee asserting a claim under Section 9.1, Seller ; and (b) with respect to any Seller Indemnitee asserting a claim under Section 9.2, Buyer.

          “Indemnitee” means: (1) the Buyer Indemnitees with respect to any claim for which Seller is an Indemnifying Party under Article IX; and (2) the Seller Indemnitees with respect to claims for which Buyer is an Indemnifying Party under Article IX.

          “Intellectual Property” has the meaning as set forth in Section 3.12(a) hereof.

          “IRS” means the Internal Revenue Service.

          “knowledge of Seller” or “Seller’s knowledge” or “known to Seller” means the actual knowledge of the directors and officers of Seller.

          “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any Governmental Entity.

          “Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person or is disclosed on any schedule to this Agreement.

          “Lien” means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset.

          “Material Adverse Effect” means a change in, or effect on, the operations, affairs, prospects, financial condition, results of operations, assets, Liabilities, reserves or any other aspect of Seller, Shareholder or the Business that results in a material adverse effect on, or a material adverse change in Seller, Shareholder, the Business or the Transferred Assets, excluding changes in general economic conditions or the economic conditions of the industry in which the Business participates.

          “OpinionSurveys” means the website known as OpinionSurveys.com.

          “Order” means any writ, judgment, decree, injunction or similar order of any Governmental Entity (in each such case whether preliminary or final).

          “Panel” means that certain database of approximately 4,000,000 distinct email addresses related to the Business, as such addresses may be supplemented and deleted from time to time in the ordinary course of Seller’s operation of the Business and as more fully described in Section 3.18 and Schedule 3.18(c).

          “Permitted Liens” means: (a) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due; and (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith.

          “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, estate or other entity or organization, including a Governmental Authority.

          “Proceedings” has the meaning as set forth in Section 3.9 hereof.

          “Profile” means available demographic information in the database relating to the email addresses that comprise the Panel, such as name, address, age, gender and similar information, but excluding any survey response records or information.

          “Prohibited Transaction” means a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively.

          “Prospective Transaction” has the meaning as set forth in Section 5.7 hereof.

          “Rejected Addresses” has the meaning as set forth in Section 3.18 hereof.

          “Remediation” means: (a) any remedial action, response or removal as those terms are defined in 42 U.S.C. Section 9601; or (b) any “corrective action” as that term has been construed by Governmental Authorities pursuant to 42 U.S.C. Section 6924.

          “Required Governmental Approval” has the meaning as set forth in Section 3.11(b) hereof.

          “Seller” has the meaning as set forth in the preamble hereto.

          “Seller Disclosure Schedule” has the meaning as set forth in Article III hereof.

          “Seller Indemnitees” has the meaning as set forth in Section 9.2 hereof.

          “Stub Review” has the meaning as set forth in Section 5.6 hereof.

          “Tax” means (a) all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, environmental tax, intangibles tax, business license tax, transfer tax, occupation tax, customs tax, duties or other taxes, fees, assessments or charges, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax, (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (c) any obligations under any tax sharing, tax allocation, or tax indemnity agreements or arrangements with respect to any amounts described in clause (a) or (b) above.

          “Tax Returns” means all returns, declarations, reports, forms or other information required to be filed with any taxing authority.

          “Total Consideration” has the meaning as set forth in Section 2.4 hereof.

          “Transferred Assets” has the meaning as set forth in Section 2.1 hereof.

          “Valid” and Validity Threshold” have the meaning as set forth in Section 3.18.

          “YIO” has the meaning as set forth in Section 5.5 hereof.

          “YIO Panel” has the meaning as set forth in Section 5.5 hereof.

ARTICLE II

TRANSFER OF ASSETS

     2.1 Transfer of Assets by Seller. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer agrees to purchase from Seller, and Seller agrees to sell or cause to be sold to Buyer (alone or together with an Affiliate of Buyer designated by it) at the Closing, free and clear of all Liens other than Permitted Liens, the following assets, properties, rights, licenses, permits, contracts, causes of action, claims and operations of the Business as the same shall exist on the Closing Date (other than the Excluded Assets), wherever located, whether tangible or intangible, real, personal or mixed, that are owned by, leased by or in the possession or control of Seller, whether or not reflected on the books and records of Seller (the collective assets, properties, rights, licenses, permits, contracts, causes of action, claims and operations of the Business to be transferred to Buyer (and/or an Affiliate thereof) by Seller pursuant hereto are referred to collectively herein as the “Transferred Assets”):

          (a) the database representing the Panel, along with available Profile information contained in the database;

          (b) all of Seller’s right, title and interest in the Domain Names;

          (c) all of Seller’s right, title and interest in the Intellectual Property; and

          (d) all goodwill associated with the Business or the Transferred Assets.

     2.2 Excluded Assets. Buyer expressly understands and agrees that the Excluded Assets shall be retained by Seller and not sold or transferred to Buyer. Buyer acknowledges that Seller maintains a bank account in the d/b/a name of “Opinion Surveys.com” and permits Seller to use such name in connection with such bank account following the Closing hereunder until such time as all accounts receivable arising from Seller’s conduct of the Business through the Closing Date have been collected, but in any case not to exceed one hundred and eighty (180) days after the Closing Date, following which time Seller agrees to cease operating such account in such name, and provided that all goodwill resulting from Seller’s use of such name shall inure to the benefit of Buyer.

     2.3 No Assumption of Liabilities. Buyer does not hereby assume, and shall not at any time hereafter (including on or after the Closing Date) become liable for, any Liabilities of Seller or any of its Affiliates(the “Excluded Liabilities”). For the avoidance of doubt, the Excluded Liabilities shall include, but are not limited to, the following:

          (a) any Environmental Liability (regardless of whether such Environmental Liability constitutes a breach of any representation, warranty or covenant in this Agreement);

          (b) any Liability the existence of which constitutes a breach of any representation or warranty hereunder;

          (c) any Liability whether currently in existence or arising hereafter relating to fees, commissions or expenses owed to any broker, finder or investment banker employed by Seller or any of its Affiliates in connection with the transactions contemplated hereby;

          (d) all Debt, including all current accounts payable and accrued expenses of Seller;

          (e) any Liability for any Taxes attributable to any period prior to the Closing;

          (f) any Liability with respect to any Benefit Plan;

          (g) any Liability associated with workers compensation claims relating to actions that occurred prior to Closing, whether such claim was filed or made before Closing;

          (h) any Liability, whether currently in existence or arising hereafter, owed by Seller to any of its Affiliates; and

          (i) any Liability to any member of the OpinionSurveys.com panel or any member of Seller’s other panels incurred prior to the Closing Date or arising as a result of the actions, inactions or requests of Seller, Shareholder, the Business or their respective Affiliates prior to the Closing Date, including, without limitation, Liability for the payment of money or other incentives to such panel members.

     2.4 Consideration. The aggregate consideration payable by Buyer to Seller for the Transferred Assets (the “Total Consideration”) shall consist of Three Million Dollars ($3,000,000). The Total Consideration shall be allocated among the Transferred Assets as set forth on Schedule 2.4, which schedule has been prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and in accordance with applicable state law tax regulations, subject to adjustments by mutual consent of Buyer and Seller. Buyer and Seller agree to file IRS Form 8594 and all other federal, state, local, and foreign returns, tax reports, elections, information statements, and financial statements consistent with such allocation. Buyer and Seller each agree to provide the other promptly with any other information required to complete IRS Form 8594 and any other form(s) that may be required.

     2.5 Closing; Payment of Total Consideration.

          (a) Buyer has remitted to Seller $200,000 pursuant to that certain Services Agreement between them dated on or about June 3, 2004 (the “Services Agreement”), and the parties agree that, as of the Closing, (i) such $200,000, minus (ii) the aggregate amount of any purchases by Buyer from Seller under the terms of the Services Agreement (clauses (i) and (ii) collectively, the “Services Agreement Credit”) amount shall be credited against the Total Consideration, such that the net amount of such Total Consideration due from Buyer at Closing shall be $2,800,000, and the Services Agreement shall be deemed terminated, with no further obligations of either party to the other thereunder.

          (b) The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of the Seller, 412 West Broadway, Glendale CA 91204, on September 6, 2004 or the first date thereafter that is the second Business Day after the last of the conditions to Closing set forth in Sections 7.1 and 7.2 (other than conditions that by their terms can only be satisfied on the Closing Date) have been satisfied or waived by the party or parties entitled to waive the same or on any such other date as to which Buyer and Seller may mutually agree in writing (the “Closing Date”), at which time (x) the Total Consideration, less the Services Agreement Credit, shall be paid in immediately available funds, to Seller, and (y) Buyer shall reimburse Seller for all reimbursable transaction-related expenses in accordance with Section 11.3 hereof.

          (c) The sale, conveyance, transfer, assignment, and delivery to Buyer of the Transferred Assets, as herein provided, shall be effected at Closing by (i) delivery in Glendale, California at the Seller’s offices of such bills of sale, endorsements, assignments, and other instruments of transfer and conveyance as may be necessary to vest in Buyer the respective rights, title, and interests of Seller in and to the Transferred Assets, free and clear of all Liens, except Permitted Liens, and (ii) electronic delivery of the database as specified herein, to such electronic address of Buyer as Buyer shall specify in writing. Such documents shall include, without limitation, an Assignment and Bill of Sale in the form attached hereto as Exhibit 2.5, an Assignment of Trademarks in the form attached hereto as Exhibit 2.5(a), an Assignment of Copyrights in the form attached hereto as Exhibit 2.5(b), and any assignments or other documents necessary to effect such transfer and conveyance of the Transferred Assets. As of Closing, Seller shall also have taken all actions necessary to effect or cause the transfer of the Domain Names to Buyer, including by contacting the registrar for such Domain Names and requesting such transfer. For the avoidance of doubt, the Panel shall be delivered by Seller to Buyer solely via electronic delivery in electronic form and via no other media or method of delivery.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

     Except as disclosed in a document referring specifically to the representations and warranties in this Agreement that identifies by section number the section to which such disclosure relates and is delivered by Seller to Buyer prior to the execution of this Agreement (the “Seller Disclosure Schedule”), Seller represents and warrants:

     3.1 Corporate Existence and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and has all corporate power and, to its knowledge, all governmental licenses, governmental authorizations, governmental consents and governmental approvals required to carry on the Business as now conducted and to own and operate the Business and the Transferred Assets as now owned and operated. In order to carry on the Business as now conducted and to own and operate the Transferred Assets as now owned and operated, Seller to its knowledge is not required to be qualified to conduct business in any state other than: (a) the states set forth in Schedule 3.1, in which states Seller is duly qualified to do business and in good standing and (b) such states where the failure to be so qualified, whether singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     3.2 Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby are within the corporate powers of Seller and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed by Seller and constitutes the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity.

     3.3 Governmental Authorization. The execution, delivery and performance by Seller of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than any actions, consents, approvals or filings otherwise expressly referred to in this Agreement. Seller to its knowledge holds all licenses, permits, and authorizations from all Governmental Authorities necessary for the lawful conduct of the Business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations, excepting, however, when such failure to hold would not have a Material Adverse Effect. There are no violations currently existing or claimed violations, in either case known to Seller, of any such license, permit, or authorization or any such statute, law, ordinance, rule, or regulation that would have a Material Adverse Effect.

     3.4 Non-Contravention. The execution, delivery and performance by Seller of this Agreement does not and will not: (a) contravene or conflict with the Seller’s Articles of Incorporation, Bylaws, shareholder agreements and other organizational documents of Seller; (b) assuming receipt of the Required Governmental Approvals and compliance by Buyer with its covenants herein, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Seller, the Business or any of the Transferred Assets that is known to Seller; or (c) result in the creation or imposition of any Lien on any of the Transferred Assets, other than Permitted Liens.

     3.5 Financial Statements.

          (a) Set forth on Schedule 3.5(a) are true and complete copies of the unaudited balance sheets and related statements of operations and retained earnings and of flows in the interdivision account for the Business for the fiscal year ended December 31, 2003 and the six-month period ended June 30, 2004 (collectively, the “Unaudited Financial Statements”). The Unaudited Financial Statements for the year ended December 31, 2003, as modified, revised or supplemented and set forth in a final form that is attached to and the subject of the 2003 Audit Report, are referred to as the “Audited 2003 Financial Statements.” The Unaudited Financial Statements for the six-month period ended June 30, 2004, as modified, revised or supplemented and set forth in a final form to conform to the Audited 2003 Financial Statements and delivered to Buyer concurrently with the Audited 2003 Financial Statements, are referred to as the “Final Stub-Period 2004 Financial Statements.” The December 31, 2003 balance sheet attached to the

2003 Audit Report is referred to herein individually as the “2003 Balance Sheet” and the June 30, 2004 balance sheet included in the Final Stub-Period 2004 Financial Statements is referred to herein individually as the “June 30 Balance Sheet”.

          (b) The Audited 2003 Financial Statements and the Final Stub-Period 2004 Financial Statements, when delivered, (i) will be accurate and complete in all material respects, in accordance with the assumptions and methodology set forth therein and further described in Schedule 3.5(b) or, to the extent that PricewaterhouseCoopers has requested adjustments thereto, then as so adjusted during the course of conducting the 2003 audit pursuant to PricewaterhouseCoopers’ request(s), (ii) will have been prepared based on the books and records of Seller in accordance with GAAP, and will present fairly the financial condition, results of operations and flows in the interdivision account of the Business as of the dates indicated or for the periods indicated, and (iii) contain and reflect all necessary adjustments, accruals, provisions and allowances for a fair presentation of its financial condition and the results of its operations for the periods covered, except in the case of the Final Stub-Period 2004 Financial Statement only, for the omission of notes thereto and subject to normal year-end audit adjustments.

     3.6 Absence of Certain Changes. Except as set forth on Schedule 3.6(a), since June 30, 2004, to Seller’s knowledge, there has not been:

          (a) any event, occurrence, state of circumstances or facts or change in or relating to the Transferred Assets or the Business that has had or that may be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

          (b) (i) any change in any Liabilities of the Business reflected on the June 30 Balance Sheet or that should be reflected as a Liability on the June 30 Balance Sheet that has had or that may reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) any incurrence, assumption or guarantee of any indebtedness for borrowed money by Seller that would be a liability of Buyer or be enforceable against the Transferred Assets following the Closing;

          (c) any creation, assumption or sufferance of the existence of (whether by action or omission) any Lien on any Transferred Asset, other than Permitted Liens;

          (d) any commitment made, or any contract entered into by Seller that would encumber, impair or diminish the Transferred Assets or the Business (including the disposition of any Transferred Assets), or any waiver, amendment, termination or cancellation of any contract related to the Transferred Assets or the Business by Seller that would encumber, impair or diminish the Transferred Assets or the Business, or any relinquishment of any rights thereunder by Seller, or of any other right related to the Transferred Assets or the Business, other than in each such case actions taken in the ordinary course of business consistent with past practice;

          (e) any other event or omission that would constitute a breach of Section 5.1 of this Agreement if it were in effect on June 30, 2004; or

          (f) any material change in the method, amount or kind of payments or incentives offered by Seller or its Affiliates to members of the OpinionSurveys.com panel.

     3.7 Transferred Assets. Upon consummation of the transactions contemplated by this Agreement, Seller will have sold, assigned, transferred and conveyed to Buyer, free and clear of all Liens, other than Permitted Liens, all of the Transferred Assets.

     3.8 Litigation. There are no (i) actions, suits, claims, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by or against any Governmental Authority or any other Person (collectively, “Proceedings”) pending or, to the knowledge of Seller, threatened, against or by Seller, the Business or any of the Transferred Assets or which seek to enjoin or rescind the transactions contemplated by this Agreement, nor, to the knowledge of Seller, is there any valid basis for any such Proceedings; and (ii) existing orders, judgments or decrees of any Governmental Authority naming Seller as an affected party affecting any of the Transferred Assets, the Business or the performance by Seller of the transactions contemplated by this Agreement, nor, to the knowledge of Seller, is there any valid basis for any such Proceedings.

     3.9 Contracts. There are no contracts, agreements, options, leases, licenses, sales and purchase orders, commitments and obligations or other instruments of any kind with Seller relating to the Transferred Assets or the operation of the Business without which Buyer would be unable to conduct a survey research business with the Transferred Assets.

     3.10 Required Consents. Schedule 3.10 lists each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver known by Seller to be required under Applicable Law to be obtained by Seller by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (each, a “Required Governmental Approval”). Except as set forth in Schedule 3.10, Seller is not party to any contract or agreement that would require consent from the counterparty thereto to any of the transactions contemplated hereby.

     3.11 Compliance with Applicable Laws. Assuming compliance by Buyer with Seller’s privacy policy as in effect on Seller’s website on the date hereof, Seller to its knowledge has not violated or infringed, nor is it in violation or infringement of, any Applicable Law or any order, writ, injunction or decree of any Governmental Authority with respect to the Transferred Assets or the Business, or the sale and transfer of the Transferred Assets.

     3.12. Intellectual Property.

          (a) As used herein, the term “Intellectual Property” means all of Seller’s right, title and interest in the intellectual property rights arising from or associated with the following: (i) Seller’s registered trademark in the logo of OpinionSurveys.com, Service Mark Registration No. 2600415 that is attached on Schedule 3.12(b); the pending application to register OpinionSurvey 71/441,566(ii) Seller’s ownership interest in the Domain Names; and (iii) any common law copyrights and intellectual property rights, if any, related to the foregoing or to the Panel (collectively, “Copyrights”).

          (b) Seller makes no representation or warranty as to the validity or protectibility under trade mark, service mark, copyright, or any other intellectual property laws of any jurisdiction of the words “opinion,” “survey” or any combination or variation thereof.

Seller has not received any notice of infringement of or conflict with asserted rights of others with respect to the Intellectual Property that remains unresolved. Schedule 3.12(b) sets forth a list of the Intellectual Property.

     3.13 Brokers’ and Finders’ Fees. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Seller who is entitled to any brokers’ or finders’ fees, commissions or reimbursement of expenses from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or otherwise.

     3.14 Environmental Compliance. To Seller’s knowledge, Seller is in compliance with all Environmental Laws that relate to the Business or the Transferred Assets. Seller has not received any written or oral notice, claim, subpoena, or summons, or been threatened orally or in writing with any notice, claim, subpoena, or summons, from any Person alleging (i) any Liability of Seller under any Environmental Law or (ii) any violation by Seller of any Environmental Law.

     3.15 Tax Matters.

          (a) There are no Taxes related to Seller, the Transferred Assets or the Business for which Buyer could be liable, except that Seller makes no representation or warranty as to transfer or sales taxes, if any, on the transfer or delivery of the Transferred Assets. Any transfer or sales tax arising from the transfer or delivery of the Transferred Assets (other than Seller’s income Taxes) shall be the sole responsibility of Buyer.

          (b) There is no action, suit, investigation, audit, claim or assessment pending or threatened with respect to any Taxes with respect to which the failure to pay could result in a Lien on the Transferred Assets or the Business or for which Buyer could be liable in connection with the Transferred Assets, the Business or the transactions contemplated by this Agreement, and to the knowledge of Seller no basis exists therefor. Seller has not waived or been requested to waive any statute of limitations in respect of any Taxes.

     3.16 Foreign Corrupt Practices Act. Neither Seller nor any person acting on its behalf has used corporate or other funds for unlawful contributions, payments, or gifts in violation of the U.S. Foreign Corrupt Practices Act.

     3.17 Bulk Sales. There are no bulk sales statutes or laws applicable to Seller or the Transferred Assets in connection with the consummation of the transactions contemplated by this Agreement.

     3.18 The Panel.

          (a) The Panel consists and will consist of not less than 4,000,000 unique e-mail addresses as of the date hereof and as of the Closing Date, respectively, and Valid addresses through the Test Period (as provided below) will not fall below 4,000,000 by an amount greater than five percent (5%) of 4,000,000 (the “Validity Threshold”). Each individual who is a member of the Panel has joined voluntarily and, as of August 15, 2004, 1,200,000 have also opted in by virtue of starting a survey after joining. By joining, all members of the Panel have agreed to receive continuing e-mail solicitations from Seller to participate in online marketing research surveys, but members have no obligation to participate in any particular survey and may elect to unsubscribe at any time. Buyer shall have ten Business Days after the Closing Date to test whether the e-mail addresses delivered at Closing are Rejected Addresses (the “Test Period”), and shall notify Seller within five Business Days of the end of the Test Period if there are Rejected Addresses that cause the Panel to fall below the Validity Threshold, such notice to provide a complete list of each address that tested as a Rejected Address.

          (b) For purposes of this Section 3.18, “Valid” addresses are email addresses that do not test as a Rejected Address, and a “Rejected Address(es)” shall mean an email address that when sent an email provides a bounce-back-message as follows (i) mail box does not exist, (ii) user unknown, (iii) message undeliverable, (iv) mailbox unavailable, (v) destination server could not be found, or (vi) mailbox not found. If the Panel has Rejected Addresses that cause the Panel to fall below the Validity Threshold as of the end of the Test Period, Seller shall, within 120 days from Buyer’s notice of such failure, transfer to Buyer a sufficient number of Valid addresses (including a Rejected Address which Seller’s independent testing determines to be Valid) to cause the Panel to meet the Validity Threshold, which remedy shall be Buyer’s sole recourse in respect thereof, provided further that the replacement addresses must represent individuals who have knowingly joined the Panel and must not be duplicative of any email Valid email address contained in the Panel as of the date of Closing. In the event that Seller is unable to supply a sufficient number of Valid email addresses to reach the Validity Threshold within such 120 day period, Seller will, within 15 days of the expiration of such period, refund to Buyer $0.75 for every unreplaced Valid address below the Validity Threshold.

          (c) As of August 15, 2004, the demographic and statistical information provided by Seller to Buyer regarding the Panel and its members as of such date as set forth on Schedule 3.18(c) is true and accurate in all material respects (the “Baseline Data”). At the Closing, Seller shall deliver a certification of its president certifying that, as of a date not more than 5 days prior to the Closing, Seller re-tested the Baseline Data in respect of the Panel as of such date and that there was not a decline of more than 5% compared to the Baseline Date in the following data points: (i) Panelists that have started a survey in the last 6 months, (ii) Panelists that have started a survey in the last 12 months, and (iii) the number of male panelists overall and within each of the foregoing categories.

     3.19 Material Disclosures. To Seller’s knowledge, no statement, representation or warranty made by Seller in this Agreement, or in any certificate, statement, list, schedule or other document furnished or to be furnished by Seller or its Affiliates to Buyer hereunder, contains, or when so furnished will contain, any untrue statement of a material fact, or fails to state, or when so furnished will fail to state, a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are or will be made and in light of disclosures made elsewhere in this Agreement and the Schedules hereto, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

     Except as disclosed in a document referring specifically to the representations and warranties in this Agreement which identifies by section number the section and subsection to which such disclosure relates and is delivered by Buyer to Seller prior to the execution of this Agreement (the “Buyer Disclosure Schedule”), Buyer hereby represents and warrants to Seller that:

     4.1 Organization and Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power to enter into this Agreement and consummate the transactions contemplated hereby.

     4.2 Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding agreement of Buyer, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity.

     4.3 Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than any actions, consents, approvals or filings otherwise expressly referred to in this Agreement.

     4.4 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement does not (a) contravene or conflict with the Certificate of Incorporation or Bylaws of Buyer, a true and correct copy of each of which has been delivered to Seller, (b) contravene or constitute a material default under any agreement to which Buyer is a party or (c) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Buyer.

     4.5 Brokers’ and Finders’ Fees. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Buyer who is entitled to any brokers’ or finders’ fees, commissions or reimbursement of expenses from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or otherwise.

ARTICLE V

COVENANTS OF SELLER

     5.1 Conduct of the Business. From the date hereof until the Closing Date, Seller shall conduct the Business in the ordinary course and shall preserve intact the Transferred Assets, and shall use its commercially appropriate efforts to preserve intact the Business’s goodwill with third parties. Without limiting the generality of the foregoing, from the date hereof until the Closing Date:

     (a) Seller will :

          (i) maintain the Transferred Assets in the ordinary course of business in reasonably serviceable operating order and condition, reasonable wear and tear, damage by fire and other casualty excepted;

          (ii) use its reasonable best efforts to obtain, prior to the Closing Date, all Governmental Approvals, if any;

          (iii) notify Buyer in writing if Seller becomes aware of any action, event, condition or circumstance, or group of actions, events, conditions or circumstances, that results in, or could reasonably be expected to result in, a Material Adverse Effect, such notification to be provided to Buyer promptly after becoming aware of the occurrence of any such action, event, condition or circumstances, or group thereof;

          (iv) notify Buyer in writing of the commencement of any Proceeding by or against Seller relating to the Business or the Transferred Assets, or of becoming aware of any claim, action, suit, inquiry, proceeding, notice of violation, demand letter, subpoena, government audit or disallowance that could be expected to result in a Proceeding by or against Seller relating to the Business or the Transferred Assets, such notification to be provided to Buyer promptly after any such commencement or after Seller becomes aware thereof; and

          (v) notify Buyer in writing of the occurrence of any breach by Seller of any of its representations or warranties made pursuant to Section 3, or any covenant or agreement contained in this Agreement, promptly after Seller becomes aware of any such breach.

     (b) without Buyer’s prior consent, Seller will not and will not agree to:

          (i) sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber (other than with Permitted Liens), any of the Transferred Assets; or

          (ii) waive, cancel or take any other action materially impairing any of its rights relating to the Transferred Assets.

     5.2 Access to Information. Subject to compliance with Applicable Laws, from the date hereof until the Closing Date, Seller will: (i) give Buyer and its counsel, auditors and other authorized representatives reasonable access to the offices, properties, books and records relating to the Business and the Transferred Assets upon reasonable prior notice, for purposes of reviewing and auditing the Financial Statements, (ii) furnish to Buyer, its counsel, auditors and other authorized representatives such information relating to the Business or the Transferred Assets as Buyer may reasonably request for purposes of reviewing and auditing the Financial Statements, and (iii) instruct the directors, employees, counsel, and auditors of Seller to cooperate with Buyer and its employees, counsel, auditors and other authorized representatives for purposes of reviewing and auditing the Financial Statements.

     5.3 Taxes.

          (a) All sales, value added, use, transfer, registration, stamp and similar Taxes imposed in connection with the sale of the Transferred Assets shall be borne by Buyer.

          (b) Pursuant to Section 1445(b)(2) of the Code, Seller shall furnish Buyer an affidavit, stating under penalty of perjury the Seller’s United States taxpayer identification number and that the Seller is not a foreign person.

     5.4 Business Name. At the Closing, Seller shall cease any commercial activity under the name OpinionSurvey or OpinionSurveys or any other tradename containing or referring to OpinionSurvey or OpinionSurveys, except as contemplated by Section 2.2.

     5.5 YourInterestsOnly. Seller owns and operates a website known as YourInterestOnly.com (“YIO”), which consists of, among other things, a group of individuals that have agreed to accept marketing messages from YIO and its marketing partners (the “YIO Panel”). Seller agrees that on the Closing Date it will stop sending, and will stop authorizing any other Person to send, any email messages via the YIO domain or otherwise to members of the YIO Panel that are also members of the Panel, and that within five days of the Closing Seller will permanently delete from the YIO panel all members that are also members of the Panel, and an officer of Seller shall so certify in writing to the Buyer. Notwithstanding the foregoing, Buyer acknowledges that Seller can continue to operate YIO and enter into bona fide transactions with third parties to acquire names for the YIO Panel, and it shall not be a breach of this Agreement if any of those members so acquired may also be members of the Panel.

     5.6 Audit. Seller shall permit PricewaterhouseCoopers to have access to all records of Seller necessary for PricewaterhouseCoopers to (i) audit the Financial Statements for fiscal year 2003 and deliver to Seller and to Buyer an unqualified audit opinion regarding such Financial Statements on which each of Seller and Buyer is expressly entitled to rely (the “2003 Audit Report”), and (ii) review the Financial Statements for the six-month period ended June 30, 2004 (the “Stub Review”). Seller shall complete, execute and deliver the management letter to PricewaterhouseCoopers in a form reasonably requested by PricewaterhouseCoopers in connection with the delivery of the 2003 Audit and the completion of the Stub Review Buyer shall assume the external costs incurred by Seller in the preparation of the Financial Statements and their audit, and shall reimburse Seller for such costs notwithstanding any termination of this Agreement prior to Closing.

     5.7 Exclusivity. From the date hereof to the earlier to occur of the Closing Date or the termination of this Agreement, Seller agrees that neither Seller nor any of its Affiliates shall, nor shall Seller authorize or permit any of its directors, officers, employees, and agents to, solicit or enter into discussions or negotiations with any person, entity or group (other than Buyer) with respect to any offer or proposal to acquire some or all of the Transferred Assets, whether by purchase of assets, exclusive license, joint venture formation, purchase of stock business combination or otherwise (“Prospective Transaction”).

     5.8 Records Retention. Seller may retain a copy of any and all records relating in any way to the Transferred Assets, provided, however, that Seller shall not after the Closing contact or permit any other Person to have access to contact any of the Panel, except for the Seller’s activities as contemplated by Section 3.18 hereof.

ARTICLE VI

COVENANTS OF ALL PARTIES

     6.1 Further Assurances. Buyer and Seller agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable (including, without limitation, obtaining the Required Governmental Approvals, if any) in order to consummate or implement expeditiously the transactions contemplated by this Agreement, including Seller’s delivery to Buyer of any amounts comprising or payable in respect of any Transferred Assets and Buyer’s delivery to Seller of any amounts comprising or payable in respect of any Excluded Assets.

     6.2 Certain Filings. The parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required or reasonably appropriate in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such actions.

     6.3 Public Announcements; Confidentiality. (a) Any initial press release announcing the transactions hereunder must be mutually agreed to by the parties. With respect to any other public disclosure, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Seller and Buyer prior to release, provided that such approval shall not be unreasonably withheld, subject, in the case of Buyer, to Buyer’s obligation to comply with applicable securities laws and the rules and regulations of any applicable stock exchange. Notwithstanding the foregoing, the parties may, on a confidential basis, advise and release information regarding the existence and content of this Agreement or the transactions contemplated hereby to their respective Affiliates or any of their agents, accountants, attorneys and prospective lenders or investors in connection with or related to the transactions contemplated by this Agreement, including without limitation the financing of such transactions.

          (b) Other than pursuant to mutually agreed upon press releases made in accordance with the foregoing, neither Buyer nor Seller, nor any of their respective agents,

affiliates, representatives or employees shall at any time prior to fifteen (15) days following the Closing Date disclose to the public (by public statement or release or otherwise) or to any third party the fact that Seller and Buyer are contemplating the transactions contemplated by this Agreement, the existence of this Agreement or any of the transactions contemplated by this Agreement, or the terms and conditions of this Agreement or any of the transactions contemplated by this Agreement except: (i) as required by any applicable law or the rules of any relevant stock exchange, by order or decree of a court or other governmental authority having jurisdiction over such party, or in connection with such party’s or its affiliate’s enforcement of any rights it may have at law or equity or as requested by any governmental authority in connection with any review or approval of, or consent to, the transactions contemplated by this Agreement; (ii) on a “need-to-know” basis to persons within such party’s organization, or outside of such party’s organization such as attorneys, accountants, bankers, financial advisors, service providers and other consultants who may be assisting such party in connection with the transactions contemplated hereby and who are informed of the nondisclosure obligations of this Section 6.3(b) (it being agreed that Buyer and Seller, as the case may be, shall be responsible for any breaches of the foregoing confidentiality obligation by such Persons); (iii) as expressly required by this Agreement or as is reasonably necessary in connection with obtaining any required consent of a third party to the transactions contemplated by this Agreement; (iv) with the express prior consent of the other party, which shall not be unreasonably withheld; or (v) after such information has become publicly available without breach of this Agreement.

     Notwithstanding anything contained in this Agreement to the contrary, the provisions of this Section 6.3 shall survive indefinitely any termination of this Agreement. Seller and Buyer specifically acknowledge and agree that the remedy at law for any breach of the provisions of this Section 6.3 will be inadequate and that each party, in addition to any other relief available to it, shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving actual damages in the event of any breach or threatened breach of the provisions of this Section 6.3 by the other party or such other party’s agents, affiliates, representatives or employees.

     6.4 Privacy Policy. Prior to the Closing, Seller shall operate the Business in accordance with the privacy policy posted on Seller’s website on the date hereof, and after the Closing, Buyer shall use the Transferred Assets only in accordance with such privacy policy of Seller, provided however, that Buyer retains the right to amend such privacy policy and act in accordance with any such amended policy if and to the extent it implements any such amendment in accordance with all Laws.

ARTICLE VII

CONDITIONS TO CLOSING

     7.1 Conditions to Obligation of Buyer. The obligations of Buyer to consummate the Closing are subject to the satisfaction of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

          (a) Buyer shall have received all of the deliveries from Seller required pursuant to Sections 2.5 hereof;

          (b) The representations and warranties made by Seller pursuant to Section 3 shall be true and correct in all material respects (except for such representations and warranties as are already qualified by materiality concepts, which shall be true and correct as of the Closing Date) on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date;

          (c) Seller shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing (except for such agreements, covenants and obligations as are already qualified by materiality concepts and Section 5.6, each of which shall be performed and complied with in accordance with the terms of Article V and VI);

          (d) There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby;

          (e) The Required Governmental Approvals, if any, shall have been obtained and shall be in full force and effect;

          (f) Since the date hereof, there shall not have been any event, occurrence, development or state of circumstances or facts or change in the Seller, the Transferred Assets or the Business (including any damage, destruction or other casualty loss) affecting the Seller, the Transferred Assets or the Business that has had or that may be reasonably expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect;

          (g) Seller shall have delivered to Buyer a Good Standing Certificate for Seller from the Secretary of State of the State of California and each other jurisdiction where Seller is qualified to do business dated as of a date within 5 days preceding the Closing Date;

          (h) Buyer shall have received certified copies of resolutions of Seller’s Board of Directors and shareholders authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

          (i) Seller shall have delivered to Buyer a certificate executed by Seller representing and warranting to Buyer (i) that the representations and warranties of Seller made pursuant to Section 3 were accurate as of the date of this Agreement and are accurate as of the Closing Date as if made on the Closing Date, in all material respects (except for such representations and warranties as are already qualified by materiality concepts, which shall be accurate as of the Closing Date) and (ii) that each of Seller’s covenants and obligations required to be complied with prior to Closing have been so complied with in all material respects (except for such agreements, covenants and obligations as are already qualified by materiality concepts and Section 5.6, each of which shall be performed and complied with in accordance with the terms of Article V and VI);

          (j) Seller shall have delivered to Buyer the Financial Statements and the Buyer shall have received the 2003 Audit Report and the Stub Review; and

          (k) Seller shall have delivered to Buyer a release of lien in connection with the line of credit that Seller maintains with First Regional Bank (FRB), of Los Angeles, CA with respect to the Panel, Business, Transferred Assets and any other assets transferred pursuant to the terms of this Agreement, in a form reasonably satisfactory to Buyer’s counsel.

          7.2 Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any of which may be waived by Seller, in whole or in part):

          (a) Seller shall have received all of the payments and deliveries from Buyer required pursuant to Section 2.5 hereof;

          (b) The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects (except for such representations and warranties as are already qualified by materiality concepts, which shall be true and correct as of the Closing Date)on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date;

          (c) Buyer shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing (except for such agreements, covenants and obligations as are already qualified by materiality concepts, which shall be performed and complied with in accordance with the terms of Article VI);

          (d) There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated hereby;

          (e) Buyer shall have delivered to Seller a certificate executed by Buyer representing and warranting to Seller (i) that each of Buyer’s representations and warranties in this Agreement was accurate as of the date of this Agreement and is accurate as of the Closing Date as if made on the Closing Date, in all material respects (except for such representations and warranties as are already qualified by materiality concepts, which shall be accurate as of the Closing Date), and (ii) that each of Buyer’s covenants and obligations required to be complied with prior to Closing have been so complied with in all material respects (except for such agreements, covenants and obligations as are already qualified by materiality concepts, which shall be performed and complied with in accordance with the terms of Article VI);

          (f) Seller shall have received certified copies of resolutions of Buyer’s Board of Directors authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

          (g) Seller shall have received the 2003 Audit Report and the Stub Review.

ARTICLE VIII

LIMITATIONS ON RIGHTS AND REMEDIES

     8.1 Survival of Representations, Warranties and Covenants.

          (a) All representations and warranties of each Indemnifying Party contained in this Agreement and all claims of any Buyer Indemnitee or Seller Indemnitee in respect of any breach of any representation or warranty of any Indemnifying Party contained in this Agreement, shall terminate at Closing with no liability, obligation or other right of recourse, any of which shall be deemed released as of the Closing, except that (i) the representations and warranties of the Seller set forth in Article III and all claims of any Buyer Indemnitee in respect thereof, and (ii) the representations and warranties of the Buyer set forth in Article IV and all claims of any Seller Indemnitee in respect thereof, shall expire on the date that is twelve months after the Closing Date.

          (b) All claims of any Buyer Indemnitee against the Shareholder as provided for in Section 9.7 shall expire on the date that is twelve months after the Closing Date.

          (c) All other covenants, agreements and obligations of each Indemnifying Party contained in this Agreement and all claims of any Buyer Indemnitee or Seller Indemnitee in respect of any breach of any covenant, agreement or obligation of any Indemnifying Party contained in this Agreement, shall survive the Closing, and shall expire on the date that is twelve months after the Closing Date, except that the covenants, agreements or obligations of Seller or Buyer which by their terms are to be performed after the Closing shall survive the Closing and not expire unless otherwise expressly provided in this Agreement, including, without limitation, the covenants, agreements or obligations of Seller and Buyer in Article IX.

          (c) Notwithstanding anything herein to the contrary, indemnification for claims for which written notice as provided in Section 9.4 has been given prior to the expiration of the representation, warranty, covenant, agreement or obligation upon which such claim is based shall not expire, and claims for indemnification in respect thereof may be pursued until the final resolution of such claim.

     8.2 Limitation on Buyer’s Remedies. The remedies of Buyer and the liability of Seller with respect to Seller’s breach of representations and warranties shall be solely as follows:

          (a) If the representations and warranties made by Seller pursuant to Article III shall not be true and correct at any time prior to, or as of, the Closing Date as though made at such time, or as of the Closing Date, then Buyer’s sole remedy shall be to terminate this Agreement in accordance with the terms of Section 10.1 hereof. Buyer shall have no right or remedy for Seller’s breach of any other representation or warranty made pursuant to Article III hereof at any time before or after the Closing Date.

          (b) From and after the Closing Date, Buyer’s sole remedy and Seller’s exclusive liability for Seller’s breach of the representations and warranties made in Article III shall be limited to the remedies set forth therein (with respect to Section 3.18) and the indemnification provisions of Article IX hereof.

     8.3 Limitation on Seller’s Remedies. The remedies of Seller and the liability of Buyer with respect to Buyer’s breach of Buyer’s representations and warranties shall be solely as follows:

          (a) If the representations and warranties made by Buyer pursuant to Article IV shall not be true and correct at any time prior to, or as of, the Closing Date as though made at such time, or as of the Closing Date, then Buyer’s sole remedy shall be to terminate this Agreement in accordance with the terms of Section 10.1 hereof. Seller shall have no right or remedy for Buyer’s breach of any other representation or warranty made pursuant to Section 4 hereof.

          (b) From and after the Closing Date, Seller’s sole remedy and Buyer’s exclusive liability for Buyer’s breach of the representations and warranties made in Article IV shall be limited to the indemnification provisions of Article IX hereof.

ARTICLE IX

INDEMNIFICATION

     9.1 Seller’s Agreement to Indemnify. Seller shall indemnify and hold harmless Buyer and its Affiliates, directors, officers, employees, attorneys, agents, representatives, successors and assigns (collectively, the “Buyer Indemnitees”) in respect of any and all Damages incurred by any Buyer Indemnitee in connection with, or resulting from, any or all of the following:

          (a) Any breach of the representations or warranties made by Seller pursuant to Article III of this Agreement;

          (b) Any Liabilities that are Excluded Liabilities or arise from or relate to any Excluded Asset;

          (c) Any Taxes of Seller, or any predecessor in interest or any Affiliate of Seller, with respect to any Taxes arising from acts, events, conditions or circumstances existing or occurring on, before or after the Closing Date (other than any Taxes that are the responsibility of Buyer pursuant to Sections 3.16 or 5.3) and;

          (d) Any Liabilities in connection with noncompliance with the provisions of any Applicable Law relating to bulk sales or transfers of assets.

     9.2 Buyer’s Agreement to Indemnify. Buyer shall indemnify and hold harmless Seller, Shareholder and their respective Affiliates, directors, officers, employees, attorneys, agents, representatives, successors and assigns (collectively, the “Seller Indemnitees”) in respect of any and all Damages incurred by any Seller Indemnitee in connection with, or resulting from, any or all of the following:

          (a) Any breach of the representations or warranties made by Buyer pursuant to Article IV of this Agreement; and

          (b) Any breach in the performance of any covenant, agreement or obligation of Buyer contained in this Agreement.

     9.3 Basket Amount; Limitation on Indemnification. Notwithstanding any contrary provision of this Agreement, Seller and Shareholder shall not have any obligation under this Article IX unless and until the aggregate amount of Damages so incurred for which Buyer Indemnitees are entitled to be indemnified under this Article IX exceeds an amount equal to $50,000 (the “Basket Amount”) whereupon Seller shall be liable to indemnify the Buyer Indemnitees for all amounts of Damages over such Basket Amount, provided that the maximum aggregate liability at any time of Seller (and Shareholder collectively) to the Buyer Indemnitees pursuant to Article IX or otherwise under this Agreement or applicable law shall be limited to $3,000,000 (the “Indemnification Limit”). Neither Buyer nor any Buyer Indemnitee shall assert any claim against Seller or Shareholder for any amount in excess of the Indemnification Limit. Buyer’s sole and exclusive remedy for pursuing claims under this Agreement with respect to the transactions contemplated hereby shall be the indemnification provided in this Article IX and the remedy described in Section 3.18.

     9.4 Claims for Indemnification. If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this Article IX in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly, but within the applicable periods specified by Section 8.1(a) or (b), shall not adversely affect such Indemnitee’s right to indemnity hereunder except to the extent that such failure adversely affects the right of the Indemnifying Party to assert all reasonable defenses to such claim. The Indemnifying Party shall have thirty (30) calendar days following its receipt of such notice either (y) to acquiesce in such claim and its responsibilities to indemnify the Indemnitee in respect thereof in accordance with the terms of this Article IX by giving such Indemnitee written notice of such acquiescence or (z) to object to the claim by giving such Indemnitee written notice of the objection, provided, however, in the event of a third party claim the Indemnifying Party shall make such response within the earlier of fifteen (15) calendar days or not less than ten (10) calendar days before the initial date by which the Indemnitee is required to respond to the claim. If the Indemnifying Party does not object thereto within such thirty (30) calendar day period, such Indemnifying Party shall be deemed to have acquiesced in such claim and its responsibilities to indemnify the Indemnitee in respect thereof in accordance with the terms of this Article IX.

     9.5 Defense of Claims. In connection with any claim that may give rise to indemnity under this Article IX resulting from or arising out of any claim or Proceeding against an Indemnitee by a Person that is not a party hereto, the Indemnifying Party may (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice sent at any time to the relevant Indemnitee, assume the defense of any such claim or Proceeding. The Indemnifying Party shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Proceeding, shall take all steps reasonably necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. If the Indemnifying Party shall have assumed the defense of any claim or Proceeding in accordance with this Section 9.5, the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding, if it first obtains the written consent of each Indemnitee. If the Indemnifying Party has so elected to assume the defense, each Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Party in the defense of any claim or Proceeding being defended by the Indemnifying Party pursuant to this Section 9.5. If the Indemnifying Party does not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this Section 9.5, such Indemnitee may defend against such claim or Proceeding in such manner as it may deem appropriate.

     9.6 Nature of Payments. Any payment under this Article IX shall be treated for tax purposes as an adjustment to the Total Consideration to the extent such characterization is proper and permissible under relevant Tax authorities, including court decisions, statutes, regulations and administrative promulgations.

     9.7 Shareholder’s Agreement to Indemnify. Shareholder shall indemnify and hold harmless the Buyer Indemnitees, subject to the limits set forth in Section 9.3, in respect of any and all Damages incurred by any Buyer Indemnitee in connection with, or resulting from, any or all of the following:

     (a) Any breach of the representations or warranties made by Seller pursuant to Sections 3.8 and 3.15 of this Agreement; and

     (b) Any fraudulent statement or representation of Seller contained in this Agreement, or supplied to Buyer by Seller in writing after the execution of this Agreement, where “fraudulent” means knowing, intentional fraud.

ARTICLE X

TERMINATION

     10.1 Grounds for Termination. This Agreement may be terminated (subject to Section 10.2) and the transactions contemplated hereby abandoned at any time prior to the Closing:

          (a) by mutual written agreement of Buyer and Seller;

          (b) by Buyer at any time upon written notice to Seller if any one or more misrepresentations in or breaches of the representations or warranties made by Seller pursuant to Article III that have had or, if not cured prior to the Closing Date could be reasonably expected to have, a Material Adverse Effect when taken into account with all other uncured inaccuracies or misrepresentations in or breaches of such representations or warranties as to which Buyer shall have given notice to Seller as provided in this clause (b);

          (c) by Buyer at any time upon written notice to Seller of the failure by Seller to perform and satisfy in any respect and in a timely fashion any of its obligations under this Agreement required to be performed and satisfied by Seller on or prior to the Closing Date, if the aggregate of all such failures shall be material;

          (d) by Seller at any time upon written notice to Buyer of any one or more misrepresentations in or breaches of the representations or warranties made by Buyer pursuant to Article IV that have had or, if not cured prior to the Closing Date could be reasonably expected to have, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement;

          (e) by Seller at any time upon written notice to Buyer of Buyer’s failure to perform and satisfy in any respect and in a timely fashion any of its obligations under this Agreement required to be performed and satisfied by Buyer on or prior to the Closing Date, if the aggregate of all such other failures shall be material;

          (f) by Seller if the Closing shall not have been consummated by September 6, 2004; provided, however, that Seller may not terminate this Agreement pursuant to this clause (f) if the Closing shall not have been consummated within such time period by reason of the failure of Seller or any of its Affiliates to perform in all material respects any of its or their respective covenants or agreements contained in this Agreement; and

          (g) by any party hereto if any Federal, state or foreign law or regulation thereunder shall hereafter be enacted or become applicable that makes the transactions contemplated hereby or the consummation of the Closing illegal or otherwise prohibited, or if any judgment, injunction, order or decree enjoining either party hereto from consummating the transactions contemplated hereby is entered, and such judgment, injunction, order or decree shall become final and nonappealable;

     The party desiring to terminate this Agreement pursuant to clauses (b) through (g) shall give written notice of such termination to the other party. Any termination pursuant to clauses (b), (c), (d) or (e) of this Section 10.1 shall become effective upon (i) five (5) Business Days after notice in compliance with the terms hereof with respect to a condition that is not capable of being cured on or prior to the Closing Date or (ii) the earlier to occur of (a) twenty (20) Business Days after notice in compliance with the terms hereof or (b) the Closing Date, with respect to a condition that is capable of being cured on or prior to the Closing Date.

     10.2 Effect of Termination. If this Agreement is terminated as permitted by Section 10.1, such termination shall be without liability of any party to any other party (nor any of their Affiliates) to this Agreement except as hereinafter expressly provided in this Section 10.2. If such termination shall result from the willful failure of Seller to fulfill a condition to the performance of the obligations of Buyer or from the failure of Seller to perform a covenant contained in this Agreement Seller shall be fully responsible for all Damages incurred by Buyer as a result of such failure by Seller. If such termination shall result from the willful failure of Buyer to fulfill a condition to the performance of the obligations of Seller or from Buyer’s failure to perform a covenant contained in this Agreement, Buyer shall be fully responsible for all Damages incurred by Seller as a result of such failure by Buyer. The provisions of Sections 6.3, 10.2, 11.3 and 11.5 shall survive any termination of this Agreement pursuant to this Article X.

ARTICLE XI

MISCELLANEOUS

     11.1 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) if personally delivered, when so delivered, (ii) if mailed, two (2) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if given by telecopier, once such notice or other communication is transmitted to the telecopier number specified below and the appropriate answer back or telephonic confirmation is received, provided that a copy of such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above or (iv) of this Section 11.1, or (iv) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

          If to Seller or Shareholder:

The Dohring Company
412 W. Broadway, Glendale, CA 91204
Attn: Doug C. Dohring
Telecopier No.: (818) 242-3975

               with a copy to:

Gibson, Dunn & Crutcher LLP
1881 Page Mill Road
Palo Alto, CA 94304
Attn: Joseph Barbeau
Telecopier No.: (650) 849-5094

          If to Buyer:

Greenfield Online, Inc.
21 River Road
Wilton, CT 06897
Attn: General Counsel
Telecopier No.: (203) 846-5749

               with a copy to:

Preston Gates & Ellis LP
925 Fourth Avenue, Suite 2900
Seattle, WA 98104-1158
Attn: Gary J. Kocher
Telecopier No.: (206) 623-7022

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

     11.2 Amendments; No Waivers.

          (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     11.3 Expenses.

          (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and in closing and carrying out the transactions contemplated hereby (the “Transaction Expenses”)shall be paid by the party incurring such cost or expense.

          (b) Whether or not the transactions contemplated hereby shall be consummated, Buyer shall pay all reasonable Transaction Expenses relating to the fees and expenses of Gibson, Dunn & Crutcher LLP, legal counsel to the Seller (not to exceed $35,000 without Buyer’s approval, such approval not to be unreasonably withheld), and the fees and expenses of PricewaterhouseCoopers.

     11.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party, except that Buyer may, if requested by its lenders or other financing sources, assign its rights hereunder to such parties without the prior written approval of Seller.

     11.5 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of Delaware.

     11.6 Counterparts; Effectiveness. This Agreement may be signed in counterparts and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

     11.7 Entire Agreement. This Agreement (including the Schedules and Exhibits referred to herein which are hereby incorporated by reference and the other agreements executed simultaneously herewith) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     11.8 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

     11.9 Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

     11.10 Construction. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has beached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

     11.11 Cumulative Remedies. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     11.12 Third-Party Beneficiaries. Except as specifically provided in Article IX with respect to indemnification provided to the Indemnitees identified therein, no provision of this Agreement shall create any third-party beneficiary rights in any Person, including any employee of Buyer or employee or former employee of Seller or any Affiliate thereof (including any beneficiary or dependent thereof).

(Signature Page to Asset Purchase Agreement Follows)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUYER:	GREENFIELD ONLINE, INC.

By: /s/ Dean Wiltse
Name: Dean Wiltse
Title: CEO

THE DOHRING COMPANY

SELLER:	By: /s/ Doug C. Dohring
Name: Doug C. Dohring
Title: President

SHAREHOLDER	DOUG C. DOHRING

(Solely for purposes of Section 9.7):	By: /s/ Doug C. Dohring
Name: Doug C. Dohring
Title:

(Signature Page to Asset Purchase Agreement)